Exhibit 99.1

Sabine Royalty Trust

                                             News Release

SABINE ROYALTY TRUST ANNOUNCES

MONTHLY CASH DISTRIBUTION FOR MARCH 2023

Dallas, Texas, March 3, 2023 – Argent Trust Company, as Trustee of the Sabine Royalty Trust (NYSE: SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.465470 per unit, payable on March 29, 2023, to unit holders of record on March 15, 2023. Sabine’s cash distribution history, current and prior year financial reports and tax information booklets, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.sbr-sabine.com/. Additionally, printed reports can be requested and are mailed free of charge.

This distribution reflects primarily the oil production for December 2022 and the gas production for November 2022. Preliminary production volumes are approximately 41,257 barrels of oil and 978,107 Mcf of gas. Preliminary prices are approximately $76.76 per barrel of oil and $4.72 per Mcf of gas.

This month’s distribution is lower than the previous month’s primarily due to decreased production due to the timing of receipts through the end of the month as compared to the previous month’s timing of receipts, including a decrease in both oil and gas pricing.

The production from all the new horizontal gas wells in Panola County, Texas, has contributed approximately $1,230,000 reflecting October production including the recent new wells. All volumes and pricing are included in the tables below.

Additionally, for the other three horizontal wells, also in Panola County, there were no receipts posted for this month’s distribution.

As more regular monthly receipts are made in the months to come, additional information will be made available.

The table below compares this month’s production and prices to the previous month’s:

	Net to Trust Sales
	Volumes		Average Price
	Oil (bbls)	Gas (Mcf)	Oil (per bbl)	Gas (per Mcf)
Current Month	41,257	978,107	$76.76	$4.72
Prior Month	49,802	1,121,523	$84.75	$5.53

Revenues are only distributed after they are received, verified, and posted. Most energy companies normally issue payment of royalties on or about the 25th of every month, and depending on mail delivery, a varying amount of royalties are not received until after the revenue posting on the last business day of the month. The revenues received after that date will be posted within 30 days of receipt.

Due to the timing of the end of the month of February, approximately $2,894,000 of revenue received will be posted in the following month of March in addition to normal receipts during March. Since the close of business in February and prior to this press release, $258,000 in revenue has been received.

The 2022 tax information packets will begin mailing directly to unitholders this week. A copy of Sabine’s 2022 tax information booklet is now available on Sabine’s website. In addition to the tax booklet the Sabine website will also offers two simple calculators for computing the income and expense amounts and the cost depletion. The calculators have been updated with the 2022 tax information.

The 2021 Annual Report with Form 10-K and the January 1, 2022 Reserve Summary are available on the Sabine website at http://www.sbr-sabine.com/.

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Contact:	Ron Hooper - SVP, Royalty Trust Services
Argent Trust Company
Toll Free (855) 588-7839